EXHIBIT 16.1

             LETTER FROM MILLER AND MCCOLLOM DATED OCTOBER 19, 2006




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                            MILLER AND MCCOLLOM, CPAS

        4350 Wadsworth Boulevard, Suite 300 Wheat Ridge, Colorado 80033,
                    Phone (303) 424-2020 Fax (303) 424-2828


October 19, 2006

Office of the Chief Accountant
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C.
USA 20549

      Re:   Park-Premier Mining Company
            File Ref. No. 1-1701

Dear Sir and/or Madam:

We have read the statements about our firm included under Item 4.01 in the Form 8-K, dated October 19, 2006 of Park-Premier Mining Company, to be filed with the Securities and Exchange Commission and are in agreement with the statements contained in paragraphs 1, as related to our firm, and in paragraphs 2 and 3. We have no basis to agree or disagree with the other statements made in paragraph 1, and in paragraphs 4 and 5.

Yours truly,


/s/ MILLER AND MCCOLLOM


Miller and McCollom